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EXHIBIT 16.1

Barry L. Friedman, P.C.
1582 Tulita Drive
Las Vegas, Nevada 89123

March 23, 2000

Securities and Exchange Commission
Washington DC  20549

I, Barry L. Friedman, hereby confirm my resignation as independent auditor for eMagin Corporation (formerly known as Fashion Dynamics Corp.), effective March 16, 2000.

We have received a copy of the Form 8-K dated March 23, 2000, reporting in Item 4 the events which transpired relating to my resignation as independent auditor and the appointment of Arthur Andersen, LLP as new independent auditors.

We have reviewed Item 4 of such Form 8-K and have no disagreements with the position of the Registrant as stated therein.

                                   Respectfully submitted,

                                   /s/ Barry L. Friedman
                                   ---------------------
                                   Barry L. Friedman, P.C.
                                   Certified Public Accountant